Exhibit 10.1(a)

SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (this “Agreement”), delivered this 2nd day of August 2023 (the “Delivery Date”), confirms the following understandings and agreements between RenaissanceRe Holdings Ltd. (the “Company”), RenaissanceRe Services (UK) Limited (“RenaissanceRe UK”), and Ian Branagan (“you”, provided, however, that, where the context so requires and where necessary to give effect to the terms hereof, “you” shall also refer to your Affiliates (as defined below)).
W I T N E S S E T H:
WHEREAS, you currently serve the Company as its Chief Risk Officer under a contract of employment between yourself and the Company, dated July 22, 2016 (the “Employment Contract”);
WHEREAS, you, the Company and RenaissanceRe UK now desire to enter into a mutually satisfactory arrangement concerning, among other things, the termination of your employment with the Company with effect from September 1, 2023;
WHEREAS, subject to the terms and conditions contained herein, you, the Company, and RenaissanceRe UK mutually agree: (i) to enter into this Agreement to record and implement the terms on which you, the Company, and RenaissanceRe UK have agreed to settle any claims that you have or may have in connection with your employment or its termination or otherwise against the Company, RenaissanceRe UK, or members of the Company Group (as defined in Section 4 below) or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the statutory complaints that you raise in this Agreement; (ii) for the Agreement to act as an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation; and (iii) to embody in this Agreement the terms and conditions applicable to your continued employment with the Company and separation from service therewith;
WHEREAS, this Agreement contains a release of claims, and by delivery hereof, the Company hereby notifies you, and you hereby acknowledge your understanding, that your execution of this Agreement is required for you to receive any of the payments and benefits set forth in Section 7(b) of this Agreement; and
WHEREAS, the Company and RenaissanceRe UK each enter into this Agreement for itself and as agent and trustee for all members of the Company Group, and they are authorised to do so. It is yours, the Company’s, and RenaissanceRe UK’s intention that each member of the Company Group should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you, the Company, and RenaissanceRe UK hereby agree as follows:
Section 1.Termination of Employment.
(a)Arrangements in Respect of Termination. You hereby acknowledge and agree that as of the Delivery Date, the Company has issued you with notice to terminate your employment with the Company without Cause in accordance with Clause 8(d) of the Employment Contract.
(b)Separation Date. You hereby acknowledge and agree that the termination of (i) your employment with the Company and (ii) any other position you held as an officer, director, committee member or other service provider of the Company, RenaissanceRe UK or any member of the Company Group will become effective as of the close of business on September 1, 2023 (the “Separation Date”). Except as otherwise expressly set forth herein, you shall not represent yourself after the Separation Date as being an employee, officer, director, agent, or representative of the Company, RenaissanceRe UK or any other member of the Company Group for any purpose.
(c)Resignation of Officer Positions. Notwithstanding anything in Section 1(a) above to the contrary, effective as of the close of business on the Separation Date, you shall cease serving as Chief Risk Officer of the Company and shall resign from the officer or director positions that you hold at the Company and any members of the Company Group (the ‘Offices’) by delivering to the Company prior to the Separation Date a letter of resignation in the form of the draft attached to this Agreement as Exhibit E.
(d)Statutory Notice Entitlement. You hereby acknowledge and agree that (i) you are entitled to a statutory notice period of twelve (12) weeks (“Notice Period”), and (ii) you shall waive any entitlement to payment in respect of the Notice Period that has not been served as of the Separation Date.
(e)Garden Leave. Unless otherwise instructed by the Company or RenaissanceRe UK in writing, you shall remain employed by the Company up to and including the Separation Date on garden leave (“Garden Leave”). During the period of Garden Leave you will be relieved of your usual duties and responsibilities, save that the Company or RenaissanceRe UK may request that you provide such transition assistance and knowledge transfer as the Company or RenaissanceRe UK may request from time to time. During the period of Garden Leave, you shall refrain from attending the Company’s or RenaissanceRe UK’s offices or accessing or using any members of the Company Group’s facilities or systems, except as authorized or expressly directed by the Company or RenaissanceRe UK. Further, during the period of Garden Leave, you: (i) shall refrain from contacting any customer, vendor, counterparty, or other third-party in relation to any members of the Company Group’s business or affairs unless authorized to do so by the Company or RenaissanceRe UK; (ii) shall not have authority to bind the Company, RenaissanceRe UK, or any member of the Company Group; (iii) shall refrain from taking any actions that would bind the Company, RenaissanceRe UK, or any member of the Company Group with respect to any third-party, and (iv) be available by telephone during normal business hours. For the avoidance of doubt, and without altering the foregoing, you may, prior to the Separation Date, publicly hold yourself out as an employee of the Company, including to prospective employers, without any breach of this Agreement. For the avoidance of doubt, during any period of Garden Leave, you shall remain an employee of the Company, subject to the limitations set forth herein. As such, you may not begin employment with a new employer during until your employment with the Company has terminated, subject to Section 8 below.
(f)Return of Company Property. In accordance with Clause 9(d) of the Employment Contract, you agree that prior to the Separation Date, you will: (i) deliver to the Company or RenaissanceRe UK all of the property belonging to the Company and/or RenaissanceRe UK in satisfactory condition.
Section 2.Compensation and Benefits.

(a)From the Delivery Date and through the Separation Date: (i) you shall remain on the Company’s active payroll, (ii) you shall be paid your current salary accrued up to and including Separation Date in accordance with the Company’s regular payroll practices, (iii) you shall remain eligible to participate in the health insurance and other benefit plans of the Company in which you are currently eligible to participate, subject in all cases to any rights the Company may have to amend or terminate any or all of such plans or arrangements at any time and from time to time.
(b)The Company shall notify the administrators of the Company pension scheme in which you participate (the “Pension Scheme”) that your employment will terminate and request written confirmation of your accrued entitlement under the Pension Scheme and request that the options available for dealing with your entitlement are sent to you.
(c)The Company and RenaissanceRe UK shall ensure that, at their expense, directors and officers liability insurance cover will remain in force on the same or similar terms as that in place at the date of this Agreement and on no less favourable terms than that available to other directors and officers of the relevant entities, for a period of no less than 6 years from the Separation Date notwithstanding the termination of your employment.
Section 3.Legal Fees. The Company shall pay the reasonable legal fees (up to a maximum of £2,500 plus VAT) that you incur in obtaining advice on the termination of your employment and the terms of this Agreement, such fees to be payable to the Adviser on production of an invoice addressed to you but marked as payable by the Company.
Section 4.Definitions. For purposes of this Agreement:
(a)“Adviser” shall mean Winckworth Sherwood, Minerva House 5 Montague Close, London, SE1 9BB, DX 56810 London Bridge 6 Attn. Andrew Yule.
(b)“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.
(c)“Company Group” shall mean the Company, its direct and indirect parents and subsidiaries and/or holding companies from time to time, and any direct and indirect subsidiary of any holding company from time to time;
(d)“Copies” shall mean copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations, or any other way of representing or recording and recalling information which contains, reflects, or is derived or generated from Confidential Information.
(e)“holding company” shall mean a holding company as defined in section 1159 of the Companies Act 2006.
(f)“Performance Shares” shall have the meaning given in the Rules.
(g)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(h)“Post-Employment Notice Pay” shall have the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

(i)“Reaffirmation Letter” means the letter agreement to be entered into by the parties pursuant to Section 5(d)(iv) in the form set out at Exhibit D, under which you reaffirm certain provisions of this Agreement on or after the Separation Date.
(j)“Restricted Stock” shall have the meaning given in the Rules.
(k)“subsidiary” shall mean a subsidiary as defined in section 1159 of the Companies Act 2006.
(l)“VAT” shall mean value added tax as may be levied in accordance with Directive 2006/112/EC and/or the Value Added Tax Act 1994 (or the equivalent legislation in any other relevant jurisdiction).
Section 5.Release and Waiver of Claims.
(a)Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities of whatsoever kind or nature, in law, equity, or otherwise.
(b)Release. You agree that the terms of this Agreement are offered by the Company and/or RenaissanceRe UK without any admission of liability on the part of the Company or RenaissanceRe UK. For, and in consideration of, the payments and benefits set forth in this Agreement and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of Delivery Date, do fully and forever release, remise, and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Company Parties”) from any and all claims whatsoever up to and including the Delivery Date that you had, may have had, or now have against any of the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, arising out of or attributable to your employment with any member of the Company Group or your service as an officer, director, committee member, or other service provider of any member of the Company Group, the termination of your employment with any member of the Company Group, or the termination of your service as an officer, director, committee member, or other service provider of any member of the Company Group, or from events occurring after this Agreement has been entered into, whether under common law, contract, statute, or otherwise, whether such claims are, or could be, known to yourself or the Company or in yours or the Company’s contemplation at the Delivery Date in any jurisdiction (including but not limited to Bermuda) and including, but not limited to, the claims specified in Exhibit A (each of which is waived by this Section 5(b)).
(c)You acknowledge and agree that the waiver in this Section 5 shall not apply to the following:
(i) any claims you bring to enforce this Agreement, including on the grounds of any payments and benefits provided for in this Agreement (including but not limited to those that continue to be treated in accordance with the Rules) or the terms of any consultancy agreement between you (or a personal services company attributed to you), the Company and RenaissanceRe UK;
(ii) claims in respect of personal injury; or
(iii) any claims in relation to accrued entitlements under the Pension Scheme,

(together the “Excluded Claims”).
(d)Warranty. You warrant that:
(i) before entering into this Agreement, you received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on your ability to pursue the claims specified in Exhibit A to this Agreement;
(ii) the Adviser has confirmed to you that they are a solicitor holding a current practicing certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
(iii) the Adviser shall sign and deliver to the Company a letter in the form attached as Exhibit B to this Agreement;
(iv) on or shortly after the Separation Date, you shall sign and deliver to the Company the Reaffirmation Letter in the form set out at Exhibit D, and the Adviser shall sign and deliver to the Company a letter in the form attached at Exhibit C to this Agreement;
(v) before receiving the advice, you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any member of the Company Group or any Company Party;
(vi) the only claims that you have or may have against any member of the Company Group or any Company Party (whether at the time of entering into this Agreement or in the future) relating to your employment with the Company or its termination are specified in Section 5(b); and
(vii) you are not aware of any facts or circumstances that may give rise to any claim against any member of the Company Group or any Company Party other than those claims specified in Section 5(b).
You acknowledge that the Company and RenaissanceRe UK acted in reliance on these warranties when entering into this Agreement.
(e)You acknowledge that the conditions relating to settlement agreements under section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007, and section 58 of the Pensions Act 2008 have been satisfied.
(f)The waiver in Section 5(b) shall have effect irrespective of whether or not, at the Delivery Date, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the Delivery Date in whole or in part as a result of new legislation or the development of common law or equity).

(g)You agree that, except for the payments and benefits provided for in this Agreement (including those that continue to be treated in accordance with the Rules) or in respect of your entitlements for the Company issuing you notice to terminate without Cause, and subject to the waiver provisions in Section 5(b) (save for the Excluded Claims), you shall not be eligible for any further payment from any member of the Company Group relating to your employment or its termination, and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme, any deferred compensation or carried interest, under any share plan operated by any member of the Company Group or any stand-alone incentive arrangement, or to any other benefit, payment, or award you may have received had your employment not terminated. For the avoidance of doubt, this Section does not impact your entitlements under Section 2 above.
Section 6.Your Warranty and Indemnity. As at the Delivery Date, you represent and warrant to the Company and RenaissanceRe UK that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to you committing a repudiatory breach of any express or implied term of the Employment Contract that would entitle (or would have entitled) the Company to terminate your employment without notice or payment, and any payment to you pursuant to Section 7(b) below is conditional on this being so.
Section 7.Separation Benefits.
(a)Accrued Obligations.
(i)Salary. You will be paid for all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date;
(ii) Annual Leave. You will be paid for any accrued but unused vacation as of the Separation Date;
(iii) Expenses. You will be paid for any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures prior to the Separation Date;
(iv) 2023 Bonus. Subject to and conditional on your compliance with the terms of this Agreement, the Company shall pay you an amount equal to £510,062.00, representing a pro rata annual bonus in respect of the 2023 fiscal year based on the number of days elapsed from the commencement of such fiscal year through and including the Separation Date, such amount to be paid on the first reasonably feasible payroll date following the Separation Date;
(v) Apportioned Annual Bonus. You shall be entitled to an amount equal to £934,725.00, representing an apportioned annual bonus, calculated in accordance with the Employment Contract as the greater of: (x) your annual bonus for fiscal year 2022; and (y) actual annual bonus payable (“Apportioned Annual Bonus”). The Apportioned Annual Bonus shall be paid as follows:
a.seventy-five per cent (75%) of the Apportioned Annual Bonus shall be paid in 11 equal monthly instalments of £58,420.00, with the first instalment being paid in the first payroll following the Separation Date; and
b.the remaining twenty five per cent (25%) of the Apportioned Annual Bonus representing a sum of £292,102.00 to be paid as a lump sum in the payroll following the month in which the eleventh instalment referred to at Section 7(a)(v)a above was paid.
(vi) You shall be entitled to continuation of the health benefits provided to you and your covered dependents under the Company health plans as of the Separation Date for a minimum period of 12 months following the Separate Date in accordance with clause 8(d)(vi) of the Employment Contract subject to the rules of the applicable plans and will provide all reasonable assistance to you to procure seamless and continued cover at your own cost on your personal account, and with the same provider thereafter, subject to the terms of the relevant benefit scheme in place from time to time.
(b)Awards.
(i) You, the Company, and RenaissanceRe UK acknowledge and agree that (i) you participate in the First Amended and Restated 2016 Long-Term Incentive Plan adopted and amended by the Company from time to time (“Plan”) and (ii) under the Plan you have been granted 12,272 of Restricted Stock and 14,732 Performance Shares (in each case as defined in the Plan). Your Restricted Stock and Performance Shares are governed by the rules governing the Plan, a Restricted Stock Agreement and Performance Share Agreement (as applicable), in each case in place from time to time (together the “Rules”).
(ii) Subject to and conditional on your compliance with this Agreement, you, the Company, and RenaissanceRe UK agree that notwithstanding the Rules and the termination of your employment, as provided for in the Employment Contract on the Separation Date:
a.all 12,272 of your Restricted Stock shall vest as at the Separation Date and thereafter be treated in accordance with the Rules; and
b.your 14,732 Performance Shares shall be unaffected by you entering into this Agreement and following the separation Date continue to be treated in accordance with the Rules.
(c)No Further Entitlements. You acknowledge and agree that the payments and other benefits provided to you hereunder in connection with the termination of your employment with the Company are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any Applicable Severance Benefits pursuant to Clause 8(d)(iii) of the Employment Contract and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between you and the Company or any other member of the Company Group.
(d)Taxes. The payments referenced in this Section 7 shall be subject to the deductions for income tax and National Insurance contributions (“NICs”) that the Company or RenaissanceRe UK (as appropriate) is required by law to deduct. As you will serve part of your Notice Period and have agreed to waive your entitlement to payment in respect of any part of the Notice Period that is not served, the parties hereto agree that your Post-Employment Notice Pay is nil.
Section 8.Your Indemnities

(a)You shall indemnify the Company or RenaissanceRe UK (as appropriate) on a continuing basis in respect of any income tax or NICs (save for employers’ NICs) due in respect of the payments and benefits in Section 7 (and any related interest, penalties, costs, and expenses) save for any charges, costs, expenses, fines, interest or penalties incurred solely as a result of any negligent act or default by the Company or RenaissanceRe UK. The Company or RenaissanceRe UK shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company or RenaissanceRe UK from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).
(b)If you breach any material provision of this Agreement or pursue a claim against any member of the Company Group arising out of your employment or its termination other than the Excluded Claims, you agree to indemnify the relevant member of the Company Group for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
Section 9.Restrictive Covenants.
(a)Affirmation of Continuing Obligations. Notwithstanding Section 18, you hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group as set out at Clauses 9(a) and 9(f) of the Employment Contract (the “Confidentiality Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm, and ratify your continuing obligations to the members of Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that the post-termination restrictive covenants set out in Clause 9(c) and 9(d) of the Employment Contract will remain in full force and effect after the Separation Date, and your continued compliance with the Confidentiality Covenants and the other restrictive covenants set forth in this Section 9 is a condition of your receiving the separation payments and benefits described in Section 7(b) above and upon any breach of the any such covenants, the Company shall be entitled to an immediate refund of any separation payments already received by you.
(b)Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding any of the Company Parties in any respect or make any comments concerning any aspect of your relationship with any of the Company Parties or the conduct or events that precipitated your termination of employment from any member of the Company Group. Your obligations under this Section 9(b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. You shall not do anything which shall, or may, bring the Company or any member of the Company Group, its directors, or employees into disrepute, and the Company shall use reasonable endeavours to ensure that its employees and officers shall not do anything that shall, or may, bring you into disrepute.
(c)Confidential Information. Except as directed or authorized by the Company or RenaissanceRe UK and subject to Section 10 below, you agree that you will not, at any time during your employment with the Company or thereafter, make use of or divulge to any other Person any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, RenaissanceRe UK, or any member of the Company Group (whether or not recorded in documentary form or stored on any magnetic or optical disk or memory or other object) that you may have learned in connection with your employment with the Company and that you know to be confidential or proprietary

(“Confidential Information”). Your obligation under this Section 9(c) shall not apply to any information that (i) is known publicly without your fault; (ii) is in the public domain or hereafter enters the public domain without your fault; (iii) is known to you prior to your receipt of such information from the Company, as evidenced by your written records; or (iv) is hereafter disclosed to you by a third party not under an obligation of confidence to the Company. You agree not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted by the Company, any documents or Copies. You recognize that all such documents and Copies, whether developed by you or by someone else, will be the sole exclusive property of the Company. Upon termination of your employment with the Company, you shall forthwith deliver to the Company all such Confidential Information and Copies, including, without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by you or under your control in relation to the business or affairs of the Company or its divisions, subsidiaries, or Affiliates, and no Copies shall be retained by you.
(d)Confidentiality of this Agreement; Preference for Confidentiality Concerning Certain Allegations. You agree that, unless otherwise required by law (in which case, unless prohibited by law, you shall notify the Company in advance of responding to your legal obligation or as soon as practicable), or as expressly permitted by Section 10 of this Agreement, you will keep all terms of this Agreement confidential, including but not limited to the fact and amount(s) of the payments described herein, except that you may make necessary disclosures to your attorney(s), tax advisor(s), lawyer, insurer for the purposes of processing a claim for loss of employment and spouse (provided that any such person is advised of the confidentiality of the same and agrees to preserve such confidentiality). The payments and other benefits referenced in this Agreement are contingent on your keeping the foregoing confidentiality promises contained in this Section 9(c).
Section 10.Exceptions. You acknowledge and agree that nothing in this Agreement or in any agreement between you and the Company or RenaissanceRe UK prohibits or limits you (or your legal adviser) from making a protected disclosure under section 43A of the Employment Rights Act 1996, or prohibits or limits the Company, RenaissanceRe UK, or you from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before HM Revenue and Customs, any regulatory or supervisory organization, or any other governmental, law enforcement, or regulatory authority, or otherwise as required by law regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that you are not required to advise or seek permission from the Company before engaging in any such activity. You further acknowledge that, in connection with any such activity, you must inform such authority of the confidential nature of any Confidential Information that you provide, and that you are not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company or RenaissanceRe UK, as the Company and RenaissanceRe UK in each case does not waive and intends to preserve such privileges.
Section 11.Cooperation.
(a)You agree that you will provide reasonable cooperation to the Company, RenaissanceRe UK, and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative, regulatory, judicial, or quasi-judicial proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements, and giving evidence in person on behalf of the Company or any member of the Company Group.

(b)You agree that, in the event you are summoned by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Group’s General Counsel and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
(c)The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Section 11. In addition, for each day, or part thereof, that you provide assistance to the Company as contemplated by this Section 11 (other than in connection with your appearance for testimony in any litigation or arbitration), the Company shall pay to you an amount equal to (x) divided by (y), where (x) equals your annual base salary rate as in effect on the Separation Date and (y) equals two hundred (200).
Section 12.[Ommitted]
Section 13.Successors and Assigns.
The provisions hereof shall, with respect to you, inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives, and assigns, and with respect to the Company Parties, inure to the benefit of and be enforceable by, and may be assigned by the Company Parties to, any purchaser of all or substantially all of their respective business or assets or any successor to the Company Parties (whether direct or indirect, by purchase, merger, consolidation, or otherwise), and where applicable, their heirs, executors, administrators, legal personal representatives, and assigns.
Section 14.Severability.
If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
Section 15.Variation.
No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
Section 16.Third Party Rights.
Except as expressly provided elsewhere in this Agreement, no person other than you and any member of the Company Group shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.
Section 17.Non-Admission.
Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any Company Party.

Section 18.Entire Agreement.
This Agreement constitutes the entire understanding and agreement of the parties hereto regarding your separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties, whether written or oral. This Agreement cannot be amended, supplemented, or modified nor may any provision hereof be waived, except by a written instrument executed by the party against whom enforcement of any such amendment, supplement, modification, or waiver is sought.
Section 19.Counterparts.
This Agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
Section 20.Governing Law; Jurisdiction.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COUNTRY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
*     *     *

This Agreement has been entered into on the date stated at the beginning of it.

Signed on behalf of         )
RENAISSANCERE HOLDINGS LTD.        )
by Shannon Lowry Bender         )
an authorized officer        )

        /s/ Shannon Lowry Bender
        EVP, Group General Counsel

Signed on behalf of         )
RENAISSANCERE SERVICES (UK) LIMITED    )
by Leo Barran,     )
a director        )

        /s/ Leo Barran
        DIRECTOR

Signed by     )
IAN BRANAGAN    )
        /s/ Ian Branagan
        IAN BRANAGAN